Exhibit 99.1

U.S. Shipping Partners L.P. Announces New ATB Construction Series

Edison, NJ—February 21, 2006—U.S. Shipping Partners L.P. (NYSE: USS) (the “Partnership”) announced today that it entered into contracts with Manitowoc Marine Group (“MMG”) of Marinette, WI and Eastern Shipbuilding Group, Inc. (“Eastern”) of Panama City, FL to construct two double-hulled articulated tug-barge (“ATB”) units.

On February 16, 2006, the Partnership entered into a contract with MMG for the construction of two barges, which have a carrying capacity of approximately 160,000 barrels. The contract with MMG includes options to construct two additional barges. On the same date, the Partnership entered into a contract for the construction of two tugs with Eastern, which will be joined with the barges to complete the two ATB units. The contract with Eastern also includes options to construct and deliver up to four additional ATB tugs on the basis that each such option shall cover two option tugs.

The total construction price for the two ATBs is anticipated to be approximately $130 million, or $65 million per unit. The Partnership intends to finance the purchase price with borrowings and available cash.

The first ATB is scheduled to enter service in August 2008 with the second unit following approximately three months later.  These ATB units will be built to the same specifications as the ATB currently under construction by the Partnership and due for delivery in December 2006. The Partnership intends to employ this series of ATBs in its Jones Act trade and is in discussions with potential customers regarding charters for these units upon their delivery.

Paul Gridley, Chairman and CEO, said: “We are delighted to announce the continuation of our ATB series, using our proprietary design, with MMG and Eastern. These two yards both have fine reputations and an established track record of successful deliveries and satisfied customers. With this ATB series, the Partnership will continue to add state of the art double-hulled tonnage to its tank vessel fleet.”

About U.S. Shipping Partners L.P.

U.S. Shipping Partners L.P. is a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade. U.S. Shipping Partners L.P. is also involved in the coastwise transportation of petrochemical and commodity chemical products. For additional information about U.S. Shipping Partners L.P., please visit www.usslp.com.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks and uncertainties are discussed in detail in the Partnership’s filings with the SEC.

Source: U.S. Shipping Partners L.P.

Albert E. Bergeron
Chief Financial Officer
+1-732-635-1500